     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2001
                                                    REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          MERCANTILE BANK CORPORATION

                        MICHIGAN                                                38-3360865
    (STATE OR OTHER JURISDICTION OF INCORPORATION OR               (I.R.S. EMPLOYER IDENTIFICATION NO.)
                     ORGANIZATION)

                           -------------------------

                           216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 242-9000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             GERALD R. JOHNSON, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 242-9000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------
                                    COPY TO:

                     JEROME M. SCHWARTZ                                           JENNIFER R. EVANS
                   DICKINSON WRIGHT PLLC                                  VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                    500 WOODWARD AVENUE,                                      222 NORTH LASALLE STREET,
                         SUITE 4000                                                   SUITE 2600
                  DETROIT, MICHIGAN 48226                                      CHICAGO, ILLINOIS 60601
                       (313) 223-3628                                               (312) 609-7686

                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-65144

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                          PROPOSED               PROPOSED
       TITLE OF EACH CLASS OF                                             MAXIMUM                MAXIMUM              AMOUNT OF
          SECURITIES TO BE                      AMOUNT TO BE           OFFERING PRICE           AGGREGATE            REGISTRATION
             REGISTERED                          REGISTERED              PER SHARE            OFFERING PRICE             FEE
       ----------------------                 ----------------         --------------         --------------         ------------
common stock (no par value)..........           230,000 shares(1)          $16.74(2)            $3,850,200               $963
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

(1) Includes 30,000 shares of common stock, which may be purchased by the Underwriters to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock, $16.76 and $16.72, as reported by the Nasdaq National Market, on August 1, 2001.

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

         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO
                      GENERAL INSTRUCTION III OF FORM S-2

     In accordance with the provisions of General Instruction III of Form S-2, Mercantile Bank Corporation is registering the additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, and incorporates by reference the contents of its Registration Statement on Form S-2, Registration No. 333-65144 (the "Incorporated Registration Statement"). The Incorporated Registration Statement was declared effective by the Securities and Exchange Commission on Wednesday, August 1, 2001.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

     All Exhibits filed with the Incorporated Registration Statement are incorporated by reference into this Registration Statement, except the following, which are filed with this Registration Statement.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           5             Opinion of Dickinson Wright PLLC
          23.1           Consent of Dickinson Wright PLLC (included in opinion filed as Exhibit 5 above)
          23.2           Consent of Crowe, Chizek and Company LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan on August 2, 2001.

                                            MERCANTILE BANK CORPORATION

                                            By  /s/ GERALD R. JOHNSON, JR.
                                             -----------------------------------
                                               Gerald R. Johnson, Jr., Chairman
                                               of the Board and Chief Executive
                                               Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald R. Johnson, Jr. and Michael H. Price and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 2, 2001.

            /s/ BETTY S. BURTON
--------------------------------------------    --------------------------------------------
         Betty S. Burton, Director              Susan K. Jones, Director

            /s/ DAVID M. CASSARD
--------------------------------------------    --------------------------------------------
         David M. Cassard, Director             Lawrence W. Larsen, Director

            /s/ EDWARD J. CLARK                            /s/ CALVIN D. MURDOCK
--------------------------------------------    --------------------------------------------
         Edward J. Clark, Director                      Calvin D. Murdock, Director

            /s/ PETER A. CORDES                             /s/ MICHAEL H. PRICE
--------------------------------------------    --------------------------------------------
         Peter A. Cordes, Director              Michael H. Price, President, Chief Operating
                                                            Officer and Director

              /s/ C. JOHN GILL
--------------------------------------------    --------------------------------------------
           C. John Gill, Director               Dale J. Visser, Director

--------------------------------------------    --------------------------------------------
Doyle A. Hayes, Director                        Donald Williams, Sr., Director

             /s/ DAVID M. HECHT                            /s/ ROBERT M. WYNALDA
--------------------------------------------    --------------------------------------------
          David M. Hecht, Director                      Robert M. Wynalda, Director

           /s/ GERALD R. JOHNSON                          /s/ CHARLES E. CHRISTMAS
--------------------------------------------    --------------------------------------------
  Gerald R. Johnson, Jr., Chairman of the       Charles E. Christmas, Senior Vice President,
Board, Chief Executive Officer and Director        Chief Financial Officer and Treasurer
       (principal executive officer)            (principal financial and accounting officer)